Exhibit 14.1

Exhibit 14.1

doing the

rightthing

code of conduct

contents

1 About the Code of Conduct

Doing the Right Thing 1

Ethical Thinking 2

The Code is for Everyone 2

No Retaliation 3

Waivers and Amendments 3

Take Action 3

How to Report Code Violations 4

Preventing Youth Tobacco Use 5

Workplace Behavior 5

6 Conflicts of Interest

What to Know About Conflicts of Interest 7

Gifts 7

Entertainment 8

Customers and Potential Customers 8

Personal Financial Interests 9

Outside Employment 9

Outside Service as a Director or Officer 9

10 Company Information and Assets

Insider Trading and Stock Tipping 11

Trading Blackout Periods 12

Investor and Media Relations 12

Product Integrity 12

Restricted Information and Privacy Protection 13

Company Funds and Property 14

Records Management 14

Integrity of Records and Financial Reports 15

Use of Company Information Technology Resources 16

Use of Internet/Company Intranet 16

Electronic Communications 17

Business Continuity 17

18 Legal Compliance

Regulation of Tobacco Products 18

Advertising and Marketing 19

Antitrust Laws 19

Environment, Health and Safety 20

Government and Attorney Inquiries 20

International Business 21

Bribery and Anti-Corruption Laws 21

Anti-Boycott Laws 22

Use of Agents and Non-Employees 22

Export Controls and U.S. Embargoes Against Certain Countries 22

23 Political Activities and Contributions

Company Contributions 24

Personal Contributions 24

Dealings with Public Officials 24

27 Final Thoughts

© 2014 Reynolds American Inc.

about the

code of conduct

Doing the Right Thing Ethical Thinking The Code is for Everyone No Retaliation Waivers and Amendments Take Action How to Report Code Violations Preventing Youth Tobacco Use Workplace Behavior

Doing the Right Thing

Reynolds American Inc. (RAI) and its subsidiaries have set a bold goal: Transforming Tobacco.

In order to be successful, all of our decisions and actions must be based on one foundational approach – doing the right thing for today and tomorrow.

Understanding our Code of Conduct is a good starting point for that journey. Each of us has an obligation to represent our companies in a responsible, honest and ethical manner. Simply stated, we must operate our businesses with integrity. Good ethical thinking and a solid understanding of our standards and legal responsibilities are required of every employee.

This Code of Conduct gives guidance on many key issues and decisions that may face employees. It does not address every situation, nor does it include all of our companies’ policies. Read the Code and familiarize yourself with its guidelines, and make sure you also understand your company’s policies.

Ask questions if there are things you do not understand. You may contact your supervisor, Human Resources or the Director of the Office of Ethics and Compliance. If you ever have concerns about how we operate our businesses, report your concerns immediately.

Our integrity and reputation are built by what we do every day. Violations of the

Code are taken seriously. You will be required to certify your compliance with the Code each year.

It is every employee’s job to conduct our businesses in an ethical, lawful and responsible way – upholding our high standards in every decision you make and every action you take.

Susan M. Cameron

President and Chief Executive Officer

1

Ethical Thinking

When faced with a difficult decision, ask yourself these questions:

Is it legal?

Is it the right thing to do?

Is this allowed under the Code of Conduct? Does this comply with Company policies? Am I authorized to do this?

Would I want to see this reported in the media?

If you answer NO to any of these questions, discuss the issue with your supervisor, Human Resources or the Director of the Office of Ethics and

Compliance.

RAI’s Office of Ethics and Compliance maintains an online resource center at www.RAIethics.com.

The Code is for Everyone

Directors, officers and employees of RAI and its subsidiaries must follow Code guidelines.

References to “us,” “we,” or “you” in the Code include all of these individuals. RAI and its subsidiaries sometimes are referred to collectively in the Code as the “Company” or “RAI’s companies.” The Board of Directors of RAI has adopted this Code, which represents our commitment to ethical conduct and compliance with the law.

This Code of Conduct and the policies described in it are not an employment contract and do not create any express or implied contractual rights to employment. RAI reserves the right to modify the Code at any time.

2

No Retaliation

The Company does not tolerate retaliation of any kind (including, for example, termination, demotion, re-assignment or harassment) against an employee who responsibly reports unethical or wrongful activity. In conducting investigations and taking corrective actions, the Company will maintain strict confidentiality protection. Information will only be disclosed on a need-to-know basis.

Q. What if one of my co-workers retaliates against me because I made a legitimate complaint of inappropriate business practices?

A. All employees must understand and comply with Company non-retaliation policies and the provisions of the Code. If a retaliation claim proves to be true, swift and appropriate corrective action will be taken, including disciplinary action. Retaliation is prohibited by all employees, not just managers.

Waivers and Amendments

Provisions of the Code, as they apply to any director or executive officer, can only be waived with the approval of the Audit and Finance Committee of the Board of Directors, or by the Board of Directors of RAI. Any waiver of this Code must be properly disclosed in accordance with applicable legal requirements. An amendment to the Code must be approved by the RAI

Board of Directors, upon the recommendation of the Audit and Finance Committee.

Waivers and Amendments

Provisions of the Code, as they apply to any director or executive officer, can only be waived with the approval of the Audit and Finance Committee of the Board of Directors, or by the Board of Directors of RAI. Any waiver of this Code must be properly disclosed in accordance with applicable legal requirements. An amendment to the Code must be approved by the RAI

Board of Directors, upon the recommendation of the Audit and Finance Committee.

Take Action

Read and understand the policies of RAI and your specific company. Share in our commitment to integrity and good ethical thinking by complying with the Code and working to enforce Code compliance throughout the Company.

You have a responsibility to:

Obey local, state, national and international laws, particularly those related to your job.

Learn the details of the policies relevant to your company and your job – which can be found on your company’s employee intranet site. In many cases, the policies of the RAI companies go beyond compliance with the law and include additional restrictions. Specific policies may vary between companies. Compliance with these additional guidelines, policies or procedures is required under the Code.

Gain understanding of the requirements included in the Code.

Seek guidance when you do not understand aspects of the Code or when you are faced with a difficult question.

Raise questions about the Code with your immediate supervisor, Human Resources or the Director of the Office of Ethics and Compliance.

Report actual and suspected violations of the Code using the methods outlined in the section “How to Report Code Violations.”

Familiarize yourself with the different methods of reporting ethical concerns.

Ensure your concerns are addressed by following up on the issue. If necessary, raise it again through another method available to you.

Cooperate in Company investigations of potential Code violations.

Certify your understanding and compliance of the Code each year.

3

How to Report Code Violations

RAI offers several avenues for reporting any known or suspected violations of the law, the Code, or policies of RAI and its subsidiaries. Use the reporting method that is most comfortable for you.

In many cases, your supervisor, Human Resources or the Director of the Office of Ethics and Compliance can help resolve violations quickly, but the following resources are always available to you:

Office of Ethics and Compliance

The Office of Ethics and Compliance ensures that RAI and its subsidiaries have effective policies and procedures regarding corporate governance, compliance with the law and enforcement of the RAI Code of Conduct. The office is available to take reports and answer questions at 1-800-887-1802.

EthicsLine – Anonymous Reporting

The EthicsLine hotline is staffed by an independent third-party company. It is available 24 hours a day, 7 days a week for employees who wish to report any known or suspected violations of the Code of Conduct. Information may be reported anonymously to the EthicsLine.

You can use the EthicsLine to report concerns or complaints regarding any Code violations, including:

Suspected theft, embezzlement or fraud;

Conflicts of interest or antitrust issues;

Safety or product test results; and

Financial or auditing matters.

Contact the EthicsLine at 1-800-500-0333.

Log on to the EthicsLine at www.rai.myethicsline.com.

Audit and Finance Committee

Complaints or concerns about financial reporting, accounting or auditing matters and controls can be reported directly to the Chair of the Audit and

Finance Committee of RAI’s Board of Directors. Send correspondence to the

Chair of the Audit and Finance Committee – Board of Directors, Reynolds

American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Company’s Whistleblower Policy can be found under the Governance section at www.reynoldsamerican.com.

Employment Practices Hotline and Reporting

The Employment Practices Hotline is a resource that is available for employees of RAI and its subsidiaries to handle employment-related questions and concerns. Use this line for things such as:

Possible violations of Human Resources policies and practices;

Potential discrimination or harassment concerns; and

Employee disputes.

Call this resource at 1-877-723-2241.

Failure to report known violations is a violation of the Code. This may result in disciplinary action against you, up to and including termination of employment.

Intentionally reporting false information also may result in disciplinary action against you.

4

Preventing Youth Tobacco Use

RAI and its operating companies are guided by the belief that minors should never use tobacco products. We strongly support youth tobacco use prevention efforts, particularly within our own companies.

The Master Settlement Agreement (MSA) obligates certain of our operating companies to help find ways of reducing tobacco use by youth. We have been aggressively pursuing this goal, and each employee must share this commitment.

Each operating company has internal guidelines and practices in place to limit exposure of minors to their tobacco advertising and marketing activities. Several of our operating companies, in particular R.J. Reynolds Tobacco

Company (R.J. Reynolds), support additional programs that reach retailers, parents, students and youth leaders to help in the fight to prevent youth from using tobacco. If you would like to learn more about R.J. Reynolds’ youth tobacco use prevention programs, visit: www.rightdecisionsrightnow.com. For additional information about the youth tobacco use prevention efforts of

RAI and its operating companies – R.J. Reynolds, American Snuff Company, LLC (American Snuff Company) and Santa Fe Natural Tobacco Company, Inc. (Santa Fe) – please review the Youth Tobacco Prevention section at www.reynoldsamerican.com.

Employees with suggestions about ways to prevent and/or reduce tobacco use by youth should contact the General Counsel of RAI or the Vice President – Corporate Sustainability and Commercial Equity of RAI Services Company (RAI Services).

Feel free to talk with your manager, Human Resources, or the Vice President –

Corporate Sustainability of RAI Services if you have questions about the Company’s guidelines and policies regarding the prevention of youth tobacco use.

Workplace Behavior

Our behavior defines our workplace. Respect and fairness are the cornerstones required to ensure an inclusive work environment where individual differences are valued.

Every employee is responsible for maintaining a workplace that brings out the best in each other. Discrimination against any employee or applicant based on any legally protected status will not be tolerated. It is important that we all support the achievement of goals set forth in our respective companies’

Affirmative Action Plans.

Our work environment must be safe and secure for all employees, business partners and customers – free from sexual and other types of harassment, violent acts or threats of violence, drugs and alcohol. We also must ensure compliance with all government and company health and safety requirements. RAI and its subsidiaries have set policies regarding human resources matters

– which can be found on your company’s employee intranet site. You are responsible for reading, understanding and complying with these human resources policies and practices.

5

conflicts of

interest

What to Know About

Conflicts of Interest

Gifts

Entertainment

Customers Potential and Customers

Personal Financial Interests

Outside Employment

Outside or Officer Service as a Director

Conflicts of Interest

Q. I want to take a second job to make some extra money.

Is this okay?

A. Your first responsibility is to maintain your effectiveness and efficiency in your regular job duties. For instance, if overtime and weekend work is part of your job requirement, then you must be sure that the second job does not interfere with these responsibilities. In a situation where the other employer is an actual or potential competitor, supplier or customer of the Company, there is a potential conflict of interest. This circumstance should be discussed with your supervisor prior to taking the second job.

Q. As a project manager, I am responsible for hiring outside consultants to complete various projects. My cousin is a subcontractor to one of the consultants I’m considering. He is well qualified to do the work and has a strong reputation in his field.

Can I hire him?

A. This is a conflict of interest for you because of the family relationship. In practical terms, this situation presents two problems. First, other consultants could claim they were not treated fairly because of the family relationship. Second, it may be difficult for you to address performance problems on the project if it harms your cousin’s interests. Discuss the situation with your manager and remove yourself from the decision-making process.

6

What to Know About Conflicts of Interest

Avoid activities at work and in your personal life that are at odds or appear to be at odds with the interests of the Company. Misusing company resources and influence are prohibited. Even when nothing wrong has been done, the appearance of a conflict can have a negative impact.

Examples of Potential Conflicts of Interest:

An employee or a close relation of an employee has an interest in a company that does business with the Company.

An employee engages in any personal business transaction involving the

Company for profit or gain.

An employee discovers a business opportunity through his or her work with the Company and pursues the opportunity or discloses it to a third party.

An employee or close relation of an employee receives improper personal benefits as a result of his or her position with the Company.

An employee dates or becomes romantically involved with his or her supervisor or someone he or she supervises, directly or indirectly. This can disrupt the workplace and create a possible conflict of interest.

An employee engages in outside employment or serves as an officer, director, partner or consultant of another organization.

An employee accepts gifts, gratuities or entertainment from individuals or companies that do business or want to do business with the Company.

Not sure if an activity is a conflict of interest? Talk to your supervisor, Human Resources or the Director of the Office of Ethics and Compliance about the issue.

Gifts

Gifts can be used by customers and competitors to influence business decisions that relate to them. Gifts include merchandise and products, personal services, and tickets to sporting or other events.

What to Do

Do not solicit gifts, gratuities or other personal benefits or favors of any kind from any person or business organization that does or seeks to do business with our Company.

Do not accept gifts in any form that would induce or obligate you to give special consideration to the person or company making the gift.

Do not accept gifts of cash or cash equivalents, such as gift certificates or gift cards.

You are discouraged from accepting unsolicited gifts.

Unsolicited, non-monetary gifts that are not excessive in value may be acceptable – provided the gift or business courtesy is consistent with marketplace practices, infrequent in nature and is not lavish or extravagant.

Gifts of more than nominal value must be reported to your immediate supervisor to determine whether they can be accepted. In certain situations, returns of gifts with more than nominal value can result in awkward business situations. In such situations, the employee should discuss with his or her supervisor and the Director of the Office of Ethics and Compliance the propriety of keeping the gift versus donating it to charity or turning it over to the Company. Disposition of the gift should be documented.

In some countries it is lawful and customary for business leaders to give unsolicited gifts to employees. These gifts can be of more than nominal value.

Only the General Counsel of RAI can authorize the receiving of such gifts. The recipient may be required to transfer ownership of the gift to the Company or pay the Company the reasonable value of the gift.

7

Entertainment

Customers or competitors may also use entertainment to influence business decisions in their favor. This can take the form of activities like dinner parties, theater parties and sporting events.

What to Do

You may not encourage or solicit entertainment from any individual or company with whom our Company does business.

What to Watch Out For

It’s difficult to define “lavish” or “extravagant” by means of a specific dollar amount, but a good rule of thumb is to remember that the gift, courtesy or entertainment should not be something that would cause either the employee or the Company embarrassment if it were publicly disclosed.

Unsolicited entertainment may be accepted only under the following conditions:

It occurs infrequently;

It arises in the ordinary course of business;

It involves reasonable, not lavish, expenditures. The amount involved should not be more than an employee would normally spend for his or her own business or personal entertainment;

It takes place in settings that also are reasonable, appropriate and fitting to employees, their hosts and their business at hand; and

The employee is not tempted to give, and does not feel obligated to give, any special consideration to the individual or company providing the entertainment.

Customers and Potential Customers

All dealings with customers and potential customers should be fair and aboveboard. The Company obtains business and keeps it because of the quality of its goods and services.

The boundary between ethical and unethical competition, and legal and illegal conduct, is not always well-defined, particularly in international activities where differing local laws, customs and practices come into play or where the

Company may be transacting business with government or quasi-government entities like government monopolies or government-owned enterprises.

What to Do

The Company will not give illegal or unethical rebates, kickbacks, under- the-table payments or other similar improper favors to customers or their representatives.

To help keep all of us on the right side of the line, these standards serve as guidelines:

Make every effort to know and fully comply with all state, federal and international laws governing relations with customers as well as competitors.

Be familiar with the rules and regulations covering relations with public agencies when dealing with government contracts or contracts and dealings with quasi-governmental entities.

Do not make gifts to customers or their employees or representatives, except items of nominal value that fit the normal and customary pattern of the Company’s sales efforts for a particular market. Exceptions to this policy must be approved by the General Counsel of RAI.

Entertainment for any customer must fit regular business practices and must involve reasonable, not lavish, expenditures. The entertainment must also take place in settings that are reasonable, appropriate and fitting to our employees, their guests and the business at hand.

8

Personal Financial Interests

When you or a close relation directly or indirectly owns any significant interest in any supplier, customer, vendor, landlord or competitor of the Company, this can create a conflict of interest. A “significant financial interest” is one that represents a material part of the person’s net worth or income, or if these business relations with the Company represent a major part of the business of the outside enterprise. An improper financial interest creates or appears to create a conflict of interest with the Company.

What to Do

Avoid any outside financial interests that might influence or appear to influence your corporate decisions or actions.

Significant financial interests must be disclosed to your supervisor and the Office of Ethics and Compliance. If in doubt, ask your supervisor or the Director of the Office of Ethics and Compliance.

Executive officers and directors also must comply with the requirements of RAI’s related person transaction approval policy.

Outside Employment

Employment outside of the Company may create a conflict of interest or the appearance of a conflict of interest if the activity negatively impacts your performance or puts your interests at odds with the interests of the Company.

What to Do

You should avoid performing work or services for an outside organization that conducts business or seeks to conduct business with the Company.

In addition, you should avoid working for organizations that compete with the Company.

Outside Service as a Director or Officer

Service as a director or officer of another company has the potential to create a conflict of interest.

What to Do

Before accepting a position on the board of directors of another company or a nonprofit organization, thoroughly consider whether it could cause a real or perceived conflict of interest.

If in doubt, consult the General Counsel or Secretary of RAI.

Elected officers cannot serve as a director or officer of any other commercial enterprise without prior written approval from the President and Chief

Executive Officer of RAI.

company

information and assets

Insider Trading and Stock Tipping

Trading Blackout Periods

Investor and Media Relations Product Integrity Restricted Information and Privacy Protection Company Funds and Property

Records Management Integrity of Records and Financial Reports

Use of Company Information Technology Resources

Use of Internet/Company Intranet

Electronic Communications Business Continuity

Company Information and Assets

Q. My supervisor has asked me to do some small personal errands and make some personal phone calls for her. Although it is not much, I have my own errands to do at lunch, and I do not feel right making the calls or doing her errands during work time. I’m afraid that if I refuse, it will hurt my relationship with her. What should I do?

A. It would be best to have a discussion with your supervisor about not doing her personal business. If that doesn’t resolve the situation, or you are uncomfortable discussing it directly with your supervisor, you may want to seek help from Human Resources. Your time is a Company resource and asset, and is not for your supervisor’s personal use.

Q. I use the Internet to keep in touch with my son who is away at college. I usually check my personal e-mail during the lunch break. Is this OK?

A. Access to the Internet via Company equipment should not be regularly used for “personal e-mail.” However, our Company supports balance in the lives of its employees so, like the telephone, it is reasonable to use the

Internet to keep in touch or make a plan with family or a friend occasionally. Remember, Company e-mail is not personal. Messages can be seen by others and are stored on Company servers.

Be careful about discussing Company business with family and friends, or in public places where others can hear.

Insider Trading and Stock Tipping

While working for the Company, you might become aware of material information or inside information about RAI, one of its subsidiaries or another outside company that is not available to the public.

Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. Inside information is any information about a company or its business activities that is not generally known to the public and could also impact an investor’s decision about investing in that company.

Such information could come from your work assignments, from seeing a document or message, or from overhearing a telephone call or cafeteria conversation. Using this information in connection with the purchase or sale of any securities may constitute insider trading under the law and could subject you to civil and criminal penalties, as well as disciplinary action by the Company, including termination of employment. It is illegal to buy or sell the securities of any company when you have material information that is not available to the public. Do not give inside information to an entity or anyone

– relative, friend, or other – who might make financial transactions based on what you tell them.

Helpful Hints

Never buy or sell the securities of RAI or any other company while you are aware of material information not available to the public.

Do not give securities advice or suggestions to anyone about any company, including RAI, while you are aware of inside information.

Keep the Company’s information confidential and do not share any information with any outside person or entity unless it is necessary for conducting the Company’s business.

The restriction of trading based on inside information includes selling or purchasing RAI stock through the RAI 401k Savings Plan (Savings Plan), or the Puerto Rico Savings & Investment Plan (SIP), and the selling of RAI stock received under the Company’s incentive compensation plan.

You may trade in RAI stock after material information has been fully disclosed to the public. Information can be considered public beginning

48 hours after it has been broadly disseminated to the public by means of a press release distributed via a wire service, posted in the Current News section of RAI’s web site or in a report filed with the U.S. Securities and

Exchange Commission.

If you adopt a trading plan complying with SEC Rule 10b5-1 that is approved by the General Counsel or Secretary of RAI when you do not otherwise possess material, nonpublic information about the Company, you may continue to trade pursuant to your Rule 10b5-1 trading plan even after you become aware of inside information and during a trading blackout period.

Consult with the General Counsel or Secretary of RAI before making any trades or sharing any information if you have access to material nonpublic information.

Trading Blackout Periods

To avoid potentially problematic trading during the period immediately prior to RAI’s quarterly earnings announcements, employees at Level 9 and above and other employees with access to RAI’s earnings information are not permitted to purchase or sell

RAI stock during the “trading blackout period,” except pursuant to a Rule 10b5-1 plan approved by the General Counsel or Secretary of RAI. This blackout period begins on the 15th day of the last month of a calendar quarter and ends 48 hours after RAI’s public release of its earnings statement for that quarter.

A waiver of the trading blackout restriction may be granted to an employee

(other than an executive officer) by the General Counsel or Secretary of RAI after making a determination that such employee does not possess any material nonpublic information about the Company and is facing a financial hardship, or that such transactions will occur in accordance with a stock trading plan that has been approved by the General Counsel or Secretary of RAI. The General Counsel or Secretary of RAI is required to report any waivers granted during a trading blackout period to the Chair of the Audit and Finance

Committee of the Board of Directors of RAI.

The trading blackout restriction also applies to the RAI Common Stock Fund in the Savings Plan and the SIP. Accordingly, if a covered employee reallocates funds in the Savings Plan or the SIP within the trading blackout period, the percentage of funds invested in the RAI Common Stock Fund must remain the same throughout the trading blackout period.

You may not engage in put or call options, short selling or similar hedging activities involving RAI stock.

Having a trading blackout period does not mean that there is an unrestricted open window for trading in RAI stock at any other time.

The prohibition against trading based on material nonpublic information applies at all times to all directors and employees.

Investor and Media Relations

Disclosure of any material, nonpublic information regarding RAI or its subsidiaries must be coordinated and approved by the appropriate members of senior management, including Finance, Public Affairs, Law and Investor Relations. All employees involved with the disclosure of such information are expected to follow RAI’s policies and practices as they apply to fair disclosure to ensure that such information is properly disclosed in compliance with applicable government regulations. All inquiries by the investment community should be directed to Investor Relations.

If you receive a request or inquiry from a member of the news media for information concerning the Company or the Company’s position on an issue, refer the request to the Communications department of RAI Services.

Product Integrity

The quality and integrity of the products manufactured and marketed by RAI’s operating companies are of the utmost importance. Each of RAI’s operating companies must adhere to legal, regulatory and product quality requirements and to numerous quality assurance policies and procedures designed to promote product quality and to safeguard the integrity of all products. In addition, each operating company continuously implements numerous security controls to minimize any risk of product tampering.

You are expected to comply at all times with all applicable legal and regulatory requirements and all policies, procedures and other controls adopted to promote product quality and to safeguard product integrity.

If you become aware of, or have a reasonable suspicion of, any activity or conduct that threatens product quality or integrity, you are obligated to immediately report the activity or conduct to your supervisor, Corporate

Security, the General Counsel of RAI or the Director of the Office of Ethics and Compliance. Reports of this nature also can be made to the EthicsLine anonymous reporting resource at 1-800-500-0333.

Restricted and Privacy Information Protection

You have a responsibility to protect confidential and proprietary Company information – also known as restricted information. This responsibility applies both during and after employment.

Restricted information includes, but is not limited to:

Strategic planning information, nonpublic business results, unannounced products or product research, marketing studies and plans, pricing policies or information, sales programs and financial forecasts/results;

Sensitive Personal Information (SPI) of employees, consumers or other individuals consisting of the individual’s name in combination with certain data, such as a social security number, employment records, financial account information, payroll or tax information, or medical or health information;

Product ingredients, specifications or formulas, and trade secrets;

Supplier and customer lists;

Any manufacturing process or information related to the equipment used for the process, such as a pattern or design;

Shareholder information;

Nonpublic information about products or services; and

Passwords/PINs.

You are expected to maintain the integrity of all restricted information under your control, including information maintained by third party business partners. Never disclose the information without written authorization or unless it is necessary to conduct your business responsibilities.

The collection, use and online transmission of personal data also is frequently regulated by specific laws. In short, if you wouldn’t want it shared about you, then you shouldn’t share that information about others. The policies and procedures for protecting the Company’s restricted information can be found on your company’s employee intranet site.

If in doubt about whether to release restricted information or about the conditions for releasing it, consult your supervisor, Information Management Security or the General Counsel of RAI. If restricted information is lost or disclosed to an unauthorized recipient, or suspected of being lost or disclosed to an unauthorized recipient, you must notify your supervisor and Information Management Security at 1-336-741-5713 or 1-800-822-2011.

Company Funds and Property

You are responsible for safeguarding and making proper and efficient use of Company funds and property by following established procedures to prevent loss, theft or unauthorized use. Be accountable for Company funds and revenues and the related records under your control.

Spend Company funds for products and services only in accordance with the Company’s established policies and procedures, as well as any applicable law.

Ensure that Company resources – whether time, material, equipment, or funds – are used only for legal, ethical and proper purposes that directly benefit the

Company and its shareholders.

Immediately report any actual or suspected loss, damage, misuse, theft, embezzlement or destruction of Company funds or property to Corporate

Security or to the Company officer in charge of the functional area to which the employee is assigned. Reports can also be made to the Director of the

Office of Ethics and Compliance or to the EthicsLine.

When you are away from your workspace, always make sure to follow the Company’s secure desk and office policy – which can be found on your company’s employee intranet site.

Records Management

Proper treatment of the Company’s corporate records and documents is important. The records management program and policies of the Company are designed to meet the mandatory retention requirements of domestic and international governmental regulatory agencies and to ensure that appropriate records are retained for the orderly and efficient conduct of business.

Document retention guidelines also are designed and issued to ensure that the Company is able to meet any legal obligations to preserve and produce documents in connection with litigation requirements.

You must comply with Company document retention guidelines, as well as all other aspects of the records management program and policies reflected in the policies for RAI and its subsidiaries – which can be found on your company’s employee intranet site.

Integrity and Financial of Records Reports

Respect the integrity of the Company’s financial record keeping and reporting systems at all times.You are responsible for ensuring the accuracy of all Company records, information and accounts. The consideration or use of “off-the-books” record keeping, secretaccounts, unrecorded bank accounts, “slush” funds, falsified books or anyother devices that could be used to distort records or reports of the Company’s true operating results and financial conditions is strictly prohibited.

No false or artificial entries may be made in the records of the Company for any reason, and no payment on behalf of the Company may be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment. Maintenance of falsified, inaccurate or incomplete records can subject the offending individual and the Company to civil and criminal penalties.

It is legally required, as well as essential to the success of our businesses, that full, fair, accurate, timely and understandable disclosures be made in all financial statements, reports and documents submitted to the U.S. Securities and Exchange Commission, and in all other public communications made by the Company. All individuals who prepare, contribute to, assist in the preparation of or approve such reports and communications must strictly adhere to the following guidelines:

All accounting records and reports produced from such records must be prepared and maintained in accordance with applicable laws, rules and regulations.

All records and reports must fairly and accurately reflect the transactions or occurrences to which they relate.

All records and reports must fairly and accurately reflect the Company’s assets, liabilities, revenues and expenses.

The Company’s accounting records must not contain any false or intentionally misleading entries.

No transactions may be intentionally misclassified as to accounts, departments or accounting periods.

All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

No false or misleading statement may be made to, and no fact may be concealed from, an internal or external auditor in connection with the audit, review or examination of Company financial statements or the preparation of any document or report filed with the U.S. Securities and

Exchange Commission.

No action may be taken by any person to coerce, manipulate, mislead, or fraudulently influence an internal or external auditor engaged in the performance of an audit or review of the Company’s financial statements.

Compliance with the Company’s system of internal accounting controls is required at all times.

Anyone who receives, uses or disburses corporate funds as a part of his or her job has a special obligation to follow established procedures to ensure proper use and recording of such funds. These procedures are designed to protect the employee as well as the Company’s assets.

Report any suspected misconduct, illegal activities, fraud or abuse relating to the Company’s accounting, internal accounting controls or auditing matters to your management, Human Resources, or the General Auditor or General

Counsel of RAI.

You may also report this information (anonymously, if desired) to the

EthicsLine by calling 1-800-500-0333 or directly to the Chair of the

Audit and Finance Committee of RAI’s Board of Directors by sending a detailed note, with any relevant documents, addressed to Chair of Audit and Finance Committee, P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The Company’s Whistleblower Policy can be found in the

Governance section at www.reynoldsamerican.com.

Use of Company Information Technology Resources

The Company depends upon the ongoing availability, integrity and confidentiality of the information and services provided by its information technology resources. Company information technology resources include information, the Company network, software, hardware, and the premises where information technology processing takes place.

You are responsible for ensuring that all information subject to your control or use, wherever it is stored, is protected from unauthorized access, alteration or destruction. In addition, you are personally responsible for all activities originating from the use of your User ID (LAN ID) and/or computer system. This includes responsibility for all messages (including e-mail), commands, programs, software or files that you originate or cause to be downloaded via the Internet. If you are using a Company network you are responsible for complying with copyright or licensing laws associated with any programs, files, software or information.

You are also responsible for documents stored under your control. This includes data confidentiality, integrity, retention (including litigation holds and compliance with existing preservation orders) and access authorization. Company electronic communications systems are not encrypted by default. If restricted information must be sent outside the Company by electronic means, you must use encryption or similar technologies to protect the information.

Encryption guidelines and information can be found in the Information Management policies and procedures on your company’s employee intranet site. You may contact Information Management Security personnel to help ensure that the data is sent securely.

The Company reserves the right to audit and to monitor any systems, electronic messages and files that originate, terminate or pass through a

Company network, at any time and without notice.

Deliberately circumventing (“hacking”) security of any controls, computer, network or an Internet site is strictly prohibited. You must alert Information Management Security at 1-336-741-5713 or 1-800-822-2011 regarding any known security violations. The only authorized means of accessing the Internet from a Company network is through the firewall and service provider supplied by the Company.

Use of Internet/Company Intranet

In accessing the Internet, you represent the Company in a public forum, and therefore, proper conduct is expected. The use of the Internet is a privilege, not a right, and may be revoked at any time. Company Internet/Intranet facilities, as well as other

Company information technology resources, should never be used for any purpose or in any manner that is contrary to Company business purposes.

Examples of improper Internet conduct

Improper conduct includes, but is not limited to, the following examples:

Unauthorized disclosure of restricted Company information;

The use of abusive, threatening or offensive language in public or private messages;

Actions that violate the Company’s policies and guidelines regarding youth tobacco use prevention;

Unauthorized sharing or distribution of proprietary information or information protected by copyright;

Actions that could cause congestion, delay, or disruption of service to any corporate system or network, such as downloading/viewing large on-line videos, listening to on-line music or transmitting chain letters/unauthorized mass mailings;

Use of unauthorized devices or software to access or store Company information, such as the use of personal e-mail accounts (Yahoo, Gmail, AOL) to send and receive business related e-mails or the use of unapproved Internet apps/tools for business purposes;

Downloading, transmitting or creating any messages, material or images that could be construed as harassment or discrimination on the basis of age, race, religion, disability, national origin, gender or any other illegal basis such as sexually or racially offensive material;

Operating a personal business through Company resources; and

Unapproved use of social media and other similar Internet-based communication technologies to discuss or comment on Company business, whether you are at or away from the workplace, or any other actions that violate the

Company’s social media policy – which can be found in the Information Management policies and procedures on your company’s employee intranet site.

Electronic Communications

Electronic communications such as electronic mail, or e-mail, voice mail and all message content must conform to all Company policies and practices, including those relating to non-discrimination, harassment and the safeguarding of restricted information. Electronic messages should never be used for any purpose or in any manner that is contrary to

Company business purposes.

The information contained within all electronic communication systems is Company property. The Company reserves the right to access, retain and disclose at any time all communications transmitted or received, and you have no personal privacy rights or expectation of privacy with respect to any materials created, received or sent using the Company systems.

The storage of electronic messages incurs significant cost. Therefore, it is your responsibility to maintain only those messages required to conduct Company business, including conformance with legal, regulatory and/or statutory retention requirements.

Business Continuity

In the event of a natural disaster or other business interruption, the Company’s business continuity planning provides for the recovery and restoration of all critical operations. The business continuity program and policies of the Company are designed to help ensure that appropriate plans are in place.

Understand your role in the execution of your functional plan as well as the policies and procedures of the Company reflected in your company’s policies and practices. The overall goal is to ensure that the Company can protect employees, critical business functions and meet customer expectations.

Legal compliance Regulation of Tobacco Products

Advertising and Marketing

Antitrust Laws

Environment, Health and Safety

Government and Attorney Inquiries International Business

Bribery and Anti-Corruption Laws Anti-Boycott Laws Use of Agents and Non-Employees Export Against Controls Certain and Countries U.S. Embargoes

Legal Compliance

Q. After approval by RAI’s General Counsel, you engage an agent to help you enter the market in another country. The agent tells you that to secure the contract you must give him the equivalent of a few hundred dollars which he will use to “make sure all the proper officials think highly of you.” He says it is the way business is done in this country. Can you make the payment?

A. No. Contact RAI’s General Counsel to disclose the agent’s request. A payment (or even the promise to pay) to a foreign official to improperly influence a purchasing decision violates the United States

Foreign Corrupt Practices Act and may violate the foreign country’s laws which prohibit bribes.

If you have an ethical or legal dilemma, talk to your supervisor, Human Resources or the Director of the Office of Ethics and Compliance.

Regulation of Tobacco Products

Compliance with the regulatory requirements of the U.S. Food and

Drug Administration (FDA) is of the utmost importance to RAI and its subsidiaries.

The enactment of the Family Smoking Prevention and Tobacco Control

Act (FDA Tobacco Act) in 2009 gave the FDA authority to regulate tobacco products. The FDA Tobacco Act contains many provisions that regulate the registration, manufacture, distribution, and marketing of tobacco products. RAI and its subsidiaries are committed to complying with the FDA Tobacco Act and

FDA regulations pertaining to tobacco. To that end, RAI and its subsidiaries have taken significant steps to incorporate compliance into their respective business practices through the development of compliance processes and the education and training of their respective employees.

Advertising and Marketing

All employees must adhere to the advertising and marketing policies and guidelines of their individual operating companies.

R.J. Reynolds and Santa Fe employees follow the provisions of the Master Settlement Agreement (MSA), which was signed in November 1998 by the major U.S. tobacco companies. The MSA sets forth restrictions regarding the advertising, promotion or marketing of tobacco products, and all employees are responsible for abiding by these restrictions.

Important points from the MSA, as well as the full text, are available in the Youth Tobacco Prevention – Responsible Marketing section of R.J. Reynolds’ web site at www.rjrt.com.

In addition to adhering to the provisions of the MSA, these companies also continue to follow certain rules as stated in the voluntary Cigarette Advertising and Promotion Code.

The voluntary Cigarette Advertising and Promotion Code is also available in the Youth Tobacco Prevention – Responsible Marketing section at www.rjrt.com.

American Snuff Company employees must adhere to the tobacco marketing policies and procedures described in the Company Practices – Responsible

Marketing section at www.americansnuffco.com.

Employees also must follow all other policies of their specific company related to the advertising and marketing of its products.

Antitrust Laws

Generally, the antitrust laws seek to require companies to compete vigorously and independently at all times.

The antitrust laws are a complex and difficult subject, and the Code does not attempt to list all conduct, or the outer boundaries of conduct, which may or may not be permissible under the antitrust laws. All employees, however, should become aware of the types of situations that present potential antitrust problems when they arise. Described below are basic antitrust do’s and don’ts, which are intended to help you understand basic antitrust principles and to recognize situations in which the advice of the Law department’s antitrust counsel should be sought.

The basic antitrust do’s and don’ts cannot address every potential antitrust issue. Accordingly, any time you have a question or concern regarding a business situation or the antitrust laws, you should consult with the Law department’s antitrust counsel.

Basic Antitrust Do’s and Don’ts

Do not enter into any kind of agreement, or even any discussion, with any competitor with respect to topics such as prices, profits, costs, terms of sale, production, territories or customers. Do not enter into any kind of agreement or even any discussion with any competitor not to do business or to limit business with a particular buyer or seller. Do not get involved in circumstances that may provide or suggest the appearance of an agreement with a competitor. Do nothing that you would feel uncomfortable seeing reported on the front page of a trade paper or a newspaper.

Do not obtain competitively sensitive information (particularly price information) about competitors directly from competitors.

Do consult with the Law department’s antitrust counsel before attending meetings with competitors (including trade association meetings).

Do not attend meetings with competitors (including trade association gatherings) at which prices, markets, customers or other topics relating to competitively sensitive information are discussed. Do immediately remove yourself from any meeting with competitors at which prices or any of the other foregoing subjects are discussed and make your departure from the meeting or discussion sufficiently obvious so that those who are present will be likely to recall the departure. Do advise the Law department’s antitrust counsel immediately after you attend any meeting where any of those subjects are discussed.

Do respect your customers’ independence. Do not impose restraints on your customers’ ability to resell our operating companies’ products without the prior approval of the Law department’s antitrust counsel.

Do not enter into any agreement, understanding or discussion with any customer concerning our operating companies’ dealings with other customers, including at what prices and terms our operating companies sell to those other customers.

Do not offer different customers different prices, discounts, or other terms of sale; other allowances; or other programs unless you have the approval of the Law department’s antitrust counsel to do so.

Environment, Health and Safety

The Company complies with all applicable environmental, health and safety regulations, and requires that employees comply as well.

RAI and its subsidiaries also seek to reduce the overall environmental impact of the companies’ activities; and promote energy conservation and waste management across the RAI companies. Protecting the environment and finding ways to reduce the impact on our environment makes good business sense.

RAI and its subsidiaries are committed to conducting our business operations in a responsible manner that protects the occupational health and safety of our employees. Our companies believe in fostering a safety culture where employees own and act on safety concerns and consider safety an essential part of their business role.

Employees looking for more information about environmental sustainability and employee responsibility initiatives are encouraged to review the Transforming

Tobacco – Commercial Integrity section at www.reynoldsamerican.com.

Government and Attorney Inquiries

The Company sometimes receives inquiries from government agencies and departments. These inquiries may take the form of letters, telephone calls or personal visits. We comply with all applicable laws and cooperate with any reasonable requests for information from federal, state and local governments. However, in doing so, it is important that the legal rights of the Company and its employees be preserved and protected.

When a request for information is received from any government branch, agency or department, or attorney who represents parties other than the

Company, the General Counsel of RAI or his designee should be notified promptly, before any response or acknowledgment is made. No employee should answer any question, submit to any interview, produce any

Company information or hold any discussion or conversation with any government representative before consulting with the General Counsel of RAI or his designee.

International Business

Although RAI is a U.S.-based company, its operating companies conduct business in all regions of the world. RAI’s operating companies conduct their international business activities in strict compliance with all applicable laws, including both U.S. and non-U.S. laws.

Many countries have different laws, regulations and business practices than those of the United States. As a result, situations may arise where non-U.S. laws or business practices, U.S. laws, or our Company policies and procedures are in conflict. In these instances you should consult with the Law department’s international trade counsel.

Additional guidance can be found in the Company’s International Trade Compliance Manual on your company’s employee intranet site.

Bribery and Anti-Corruption Laws

Bribery and anti-corruption laws around the world prohibit the making of improper payments to gain a business advantage. Violations of such laws can subject the Company and the individuals involved to criminal prosecution, fines and imprisonment. RAI and its subsidiaries expressly prohibit making such improper payments to anyone, anywhere in the world, for any reason.

Two of the more significant bribery and anti-corruption laws are the U.S. Foreign Corrupt Practices Act (FCPA) and the United Kingdom Bribery Act of 2010 (UK Bribery Act).

Direct or indirect payments or offers to make payments of money or anything of value to foreign officials, political parties, party officials or political candidates for the purpose of influencing an official act or decision, or securing an improper advantage, in order to obtain or retain business for the Company or its subsidiaries violate the FCPA and may also violate local laws outside the

United States. In addition, the FCPA requires the Company to maintain proper internal controls, and keep accurate books and records of all its transactions. The FCPA applies to employees and to consultants hired by the Company to facilitate business in any country outside the United States.

The UK Bribery Act not only broadly prohibits all forms of offering or accepting bribes for purposes of obtaining or retaining a business advantage, but also punishes the failure to prevent bribes. In contrast to the FCPA, the UK Bribery Act covers not only the bribery of foreign public officials, but also private individuals, and applies to any UK company or citizen, anywhere in the world, as well as any conduct taking place in the UK.

Anti-Boycott Laws

The Company complies with anti-boycott provisions around the world. Employees and agents of the Company may not, by law, support or cooperate with an unsanctioned boycott of another country that is “friendly” to the United States. In the United States, specific export administration regulations and anti-boycott rules must be followed to help ensure that U.S. firms do not assist in implementing foreign policies of other nations that run counter to

U.S. policy.

The Company must report to the U.S. government any information(about which it has knowledge) concerning a request to support an unsanctionedforeign boycott. Any employee who receives a request to take any action in support of an unsanctioned foreign boycott must report such request to the General Counsel of RAI.

Use of Agents and Non-Employees

Agents or other non-employees cannot be used to circumvent the law. Employees and supervisors should not retain agents or other representatives to engage in practices that run contrary to the Code of Conduct. Prior written approval of the General Counsel of RAI is required before entering into an agency arrangement outside the United States.

Export Against Controls Certain Countries and U.S. Embargoes

The Company and all its employees are prohibited or severely restricted from exporting to, or entering into transactions with, countries or nationals of countries embargoed by the U.S. government. The restrictions extend to specific individuals, entities and foreign governments identified by the U.S. government and apply to all transactions, including exports, imports, contracts, financing, payments and services.

U.S. embargoes can change in response to shifts in national foreign policy.

All exports must undergo required export compliance screening procedures prior to shipment and payment. Violation of these laws could subject you and the Company to criminal prosecution. Since these regulations are very complicated and since the countries, individuals and entities to which they apply may change, please consult the Law department’s international trade counsel for information.

If you have questions about the FCPA, the UK Bribery Act, the U.S. Anti-boycott laws, the U.S. Embargo Against Certain Countries, or if your job responsibilities require that you fully understand these topics, you should consult with your immediate supervisor or the Law department’s international trade counsel.

Additional guidance can be found in the Company’s International Trade Compliance Manual on your company’s employee intranet site.

political

activities contributions and

Company Contributions Personal Contributions

Dealings with Public Officials

Political Activities and Contributions

Q. I have been asked to endorse a candidate for local office in my official capacity with the Company. What should I do?

A. Although the Company supports employees who wish to participate in civic affairs, we must always keep our personal politics separate from our professional identities. Our Company never endorses political candidates, and we must all be sure that any endorsements we give are purely personal and that our Company name is never used.

Company Contributions

Federal law and the statutes of many states limit or prohibit the Company from contributing money, services, facilities or anything of value to political candidates or political parties. U.S. law also prohibits similar contributions to foreign political parties, officials or candidates for political office for the purpose of influencing any act or decision of such political party or candidate or inducing such candidate or political party to use his or her/its influence with a foreign government or instrumentality in order to assist in obtaining or retaining business. The laws of some states allow the Company to contribute to candidates for state or local elective office or to a campaign committee established to support or oppose a ballot issue.

The Company has established specific policies and procedures that must be followed before a corporate political contribution can be made. Contributions must be approved by the Executive Vice President – Public Affairs and the appropriate attorney in the Law department in accordance with these policies and procedures.

Federal and certain state laws permit corporate funds to be used in the formation and the administration of Political Action Committees, or PACs, which can receive voluntary political contributions from eligible employees and their families. All such voluntary contributions received must be accounted for in separate, segregated funds, strictly apart from those of the Company. No corporate action, direct or indirect, will be allowed that infringes on the right of any employee individually to decide whether, to whom and in what amount, he or she will make personal political contributions. The same is true of voluntary political donations of personal service time, so long as it does not interfere with the duties of your employment by the Company.

Personal Contributions

You are free to participate in personal political activities. Make it clear that you are acting in an individual capacity and not on behalf of the Company when participating in partisan political activities. Participate in these activities on your own time.

Dealings with Public Officials

The nature of the businesses of the Company’s operating companies requires them to be in contact with public officials in the United States and foreign countries on a variety of matters. These contacts take place against a background of laws and regulations. There is a high level of public interest in dealings by business with public officials. Employees who regularly make these contacts have special responsibilities for upholding the Company’s good name and relationships with public officials.

You should be aware that there are corporate policies and procedures that may require coordination with RAI’s Executive Vice President – Public Affairs and the General Counsel of RAI prior to contacting public officials. Many government entities have enacted formal, published codes of conduct and regulations which apply to elected and appointed government officials and their staffs, as well as to various other government employees such as government investigators and those involved in negotiating and overseeing government contracts. Those who deal with members or employees of such entities should familiarize themselves with the relevant codes.

What standards generally govern your contact with public officials?

Be familiar with and obey the lobbying laws and public disclosure requirements.

Some types of contact with public officials, like lobbying, require special record keeping and the filing of reports that may be made public by the government entities receiving them. Any employee whose job requires contact with public officials must be aware of all applicable record keeping and other requirements before contacting officials. If you feel you may need to contact public officials, you should first contact RAI’s Executive

Vice President – Public Affairs.

Do not make any form of payment, direct or indirect, to any public official as inducement to having a law or regulation enacted, defeated or violated.

When not prohibited by law or public officials’ codes of conduct, you may make gifts to public officials within any legal or code guidelines, provided that the presentation and acceptance of such gifts is open and aboveboard, customary for the occasion and a normal business practice. Such gifts cannot be for the purpose of corruptly influencing the recipient. All such gifts shall be of nominal or reasonable value, and questions as to value should be referred to the Executive Vice President – Public Affairs of RAI.

Any proposed gift must be approved in advance by the Executive Vice

President – Public Affairs of RAI. Such gifts must be presented in a manner that clearly identifies the Company and the occasion that warrants the presentation.

On special ceremonial occasions, senior officers of the Company may publicly give gifts of more than nominal value to public institutions and public bodies. Such gifts can commemorate special events or milestones in the Company’s history, such as the dedication of a new facility. These may be transmitted through public officials, but the gifts are given to the public institutions and public groups they represent, not the officials personally.

From time to time, within the scope of your job responsibilities, it may be appropriate for you to entertain public officials. Before you entertain any public official, you must be aware of what is allowed by applicable laws and regulations. Some states and localities specifically prohibit such activities. Entertainment, when permitted, can be provided only under the following conditions:

- the entertainment is not for the purpose of corruptly influencing the official;—the entertainment is not solicited by the public official;

- the entertainment arises in the ordinary course of business;

- the entertainment does not involve lavish expenditures or excessive frequency, considering the circumstances; and

- the settings and types of entertainment are reasonable, appropriate and fitting to our employees, their guests and the business at hand.

Some public officials with whom we have dealings might be candidates for reelection. In these instances, the corporate standards applicable to the

Company’s relationship with political candidates must also be observed.

Specific Requirements for Employees Dealing with Members of Congress, Federal Officials, and Federal Employees

Gifts

With some limited exceptions, Congressional gift rules and the Lobbying

Disclosure Act generally prohibit employers of federal lobbyists like RAI from providing gifts and travel to Members of Congress and Congressional staffers. Furthermore, RAI and each of its in-house federal lobbyists must separately certify twice per year that they have not provided any gift or travel in violation of the Congressional gift rules. As a result of these rules, no director, officer, employee, or agent of RAI may provide anything of value to a Member of Congress, Congressional staffer, or officer or employee of the Executive Branch of the federal government without prior approval from RAI’s Executive

Vice President – Public Affairs. The provision of money, goods, or services to any government official at any level in exchange for official action or as a result of official action is strictly prohibited.

Lobbying

Federal lobbying activity is highly regulated and includes actions that attempt to influence Members of Congress, Congressional staff, and certain officers and employees in the Executive Branch of the federal government with respect to legislation, rules, regulations, programs, policies, nominations, and other types of administrative actions. Such activity can take the form of phone calls, e-mails, letters, or face-to-face meetings. Among other things, RAI is required to register as federal lobbyists those employees who engage in certain levels of federal lobbying activity. In addition, RAI must file quarterly lobbying reports and semiannual expenditure and contribution reports and certifications.

Semiannually, registered lobbyists separately also must report certain personal federal political contributions, report certain politically related expenditures, and make gift-rule certifications.

In order to ensure compliance with all applicable federal lobbying laws, employees must confer with the Public Affairs department before conducting federal lobbying activities or hiring an outside lobbyist on behalf of RAI.

Employees are expected to assist RAI in complying with the Lobbying

Disclosure Act by, among other things:

providing timely and good-faith estimates of time spent engaged in lobbying activities;

providing timely and good-faith answers to questionnaires distributed by RAI about lobbying activities;

providing timely and accurate internal certifications distributed by RAI about the Congressional gift rules; and

if one is a registered federal lobbyist, timely and accurately filing the personal semiannual LDA certifications and reports (Form LD-203). Employees having or likely to have interaction with federal officials also will certify that they have read and are familiar with the gift and travel rules of the U.S. House of Representatives and the U.S. Senate.

Any employee with additional questions should contact RAI’s Public

Affairs department.

final

thoughts

Final Thoughts

The Code of Conduct of Reynolds American Inc. requires all employees of RAI and its subsidiaries to report any suspected or observed wrongdoing. This protects the assets and reputation of RAI and its subsidiaries.

The Code is not all-encompassing. If you have questions or concerns, there are several resources available, including your management, the Office of Ethics and Compliance, the Human Resources department, the Law department or the Audit and Finance Committee of RAI’s Board of Directors. Familiarize yourself with the Code and the other policies of RAI and your individual company. The Code and other policies will help you recognize wrongdoing and violations.